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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 15)*

                              OSHKOSH B'GOSH, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  688222-22-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [x]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 688222-22-0                  13G
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

       Thomas R. Wyman
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                                      0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                               572,295
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                                    0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                            572,295
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        572,295
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        5.97%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

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CUSIP NO. 688222-22-0                  13G
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

       Shirley F. Wyman
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                                      0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                               572,295
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                                    0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                            572,295
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        572,295
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        5.97%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

                              OSHKOSH B'GOSH, INC.

ITEM 1.

         (A)      NAME OF ISSUER:

                  Oshkosh B'Gosh, Inc.

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  112 Otter Avenue
                  Oshkosh, WI 54901

ITEM 2.

         (A)      NAME OF PERSONS FILING:

                  Thomas R. Wyman
                  Shirley F. Wyman

                  Mr. and Mrs. Wyman jointly own the shares listed as marital property.

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Ocean Reef Club
                  4 Angelfish Cay Drive
                  Key Largo FL  33037

         (C)      CITIZENSHIP:

                  United States

         (D)      TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock

         (E)      CUSIP NO.:

                  688222-22-0

ITEM 3.

                  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (A)      [ ]      BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                           ACT.



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         (B)      [ ]      BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT.

         (C)      [ ]      INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF
                           THE ACT.

         (D)      [ ]      INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                           INVESTMENT COMPANY ACT.

         (E)      [ ]      INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF
                           THE INVESTMENT ADVISERS ACT OF 1940.

         (F)      [ ]      EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT
                           TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME
                           SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE SECTION
                           240.13d-1(b)(1)(ii)(F).

         (G)      [ ]      PARENT HOLDING COMPANY, IN ACCORDANCE WITH SECTION
                           240.13d-1(b)(ii)(G)
                           NOTE:  SEE ITEM 7.

         (H)      [ ]      GROUP, IN ACCORDANCE WITH SECTION 240.13d-1(b)(1)(ii)
                           (H).

         Not applicable.

ITEM 4.           OWNERSHIP (AT DECEMBER 31, 2003).

                  The information on items 1 and 5 through 11 on the cover pages (page 2-3) on Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.



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ITEM 10. CERTIFICATION.

                  Not applicable.

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date: February 13, 2004




                                             /s/ Thomas R. Wyman
                                            -----------------------------
                                             Thomas R. Wyman



                                             /s/ Shirley F. Wyman
                                            -----------------------------
                                               Shirley F. Wyman